Fund name:  Putnam New York Tax Exempt Money Market Fund
Fiscal period ending: 11/30/96
Inception date (if less than 10 years of performance):  10/26/87




7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365

TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =                2.85%


CALCULATION OF 7 DAY EFFECTIVE YIELD

                         7 DAY YIELD          ^52.142857
                   ( 1 + --------------------)           -1
                          (100 * 52.142587)

7 DAY EFFECTIVE YIELD =                2.73%